FIRST QUARTER 2020

FINANCIAL SUPPLEMENT

If you need additional information, please contact:
Aarti Bowman, Investor Relations
901-523-4017
aagoorha@firsthorizon.com

FHN TABLE OF CONTENTS
Other Information
This financial supplement contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21 E of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") with respect to First Horizon's ("FHN") beliefs, plans, goals, expectations, and estimates. Forward-looking statements are not a representation of historical information, but instead pertain to future operations, strategies, financial results or other developments. The words "believe," "expect," "anticipate," "intend," "estimate," "should," "is likely," "will," "going forward" and other expressions that indicate future events and trends identify forward-looking statements.

Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, operational, economic and competitive uncertainties and contingencies, many of which are beyond the control of First Horizon, and many of which, with respect to future business decisions and actions, are subject to change and which could cause actual results to differ materially from those contemplated or implied by forward-looking statements or historical performance. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, customer and investor responses to these conditions, ability to execute business plans, geopolitical developments, recent and future legislative and regulatory developments, natural disasters, the potential impacts on FHN’s businesses of the coronavirus COVID-19 pandemic, including negative impacts from quarantines, market declines and volatility, and changes in customer behavior related to COVID-19,and items mentioned in this financial supplement and in FHN's most recent earnings release, as well as critical accounting estimates and other factors described in FHN’s recent filings with the SEC. FHN disclaims any obligation to update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements to reflect future events or developments.

Use of Non-GAAP Measures and Regulatory Measures that are not GAAP
Certain measures are included in this financial supplement that are “non-GAAP,” meaning (under U.S. financial reporting rules) they are not presented in accordance with generally accepted accounting principles (“GAAP”) in the U.S. and also are not codified in U.S. banking regulations currently applicable to FHN. Although other entities may use calculation methods that differ from those used by FHN for non-GAAP measures, FHN’s management believes such measures are relevant to understanding the financial condition, capital position, and financial results of FHN and its business segments. Non-GAAP measures are reported to FHN’s management and Board of Directors through various internal reports.

Presentation of regulatory measures, some of which follow regulatory definitions rather than GAAP, provides a meaningful base for comparability to other financial institutions subject to the same regulations as FHN. Such measures are used by the various banking regulators in reviewing the performance, stability, and capital adequacy of financial institutions they regulate. Although not GAAP terms, these regulatory measures are not considered “non-GAAP” under U.S. financial reporting rules as long as their presentation conforms to regulatory standards. Regulatory measures used in this financial supplement include: common equity tier 1 capital, generally defined as common equity less goodwill, other intangibles, and certain other required regulatory deductions; tier 1 capital, generally defined as the sum of core capital (including common equity and instruments that cannot be redeemed at the option of the holder) adjusted for certain items under risk based capital regulations; risk weighted assets (“RWA”), which is a measure of total on- and off-balance sheet assets adjusted for credit and market risk, used to determine regulatory capital ratios; and pre-provision net revenue (“PPNR”), calculated by adding the provision/(provision credit) for loan losses to income before income taxes, excluding securities gains/(losses).

The non-GAAP measures presented in this financial supplement are return on average tangible common equity (“ROTCE”), tangible common equity (“TCE”) to tangible assets (“TA”), and tangible book value ("TBV") per common share.

Refer to the tabular reconciliation of non-GAAP to GAAP measures and presentation of the most comparable GAAP items on page 23 of this financial supplement.

FIRST HORIZON NATIONAL CORPORATION SEGMENT STRUCTURE

FIRST HORIZON NATIONAL CORPORATION
Regional Banking
Consumer
Commercial
Fixed Income
Fixed Income Products
Other Products
Corporate
Corporate Functions
Investment Portfolio
Risk Management
Non-Strategic
Run-off Consumer Lending
TRUPS Loans
Other Exited Businesses

FHN PERFORMANCE HIGHLIGHTS

Significant events impacting FHN
● Effective January 1, 2020 FHN adopted ASU 2016-13, "Measurement of Credit Losses on Financial Instruments," (CECL); The adoption impact was a $106.4 million increase to the allowance for loan losses ("ALLL") and a $24.0 million increase to the reserve for unfunded commitments, resulting in a $96.1 million decrease of retained earnings (net of taxes).

● A sudden, steep decline in the economic forecast associated with the COVID-19 pandemic late in the quarter, and to a lesser extent an increase in loan balances, resulted in provision expense of $145.0 million and an increase in the reserve for unfunded commitments of $9.2 million in 1Q20.

● Application of CECL methodology creates larger immediate impacts on credit loss estimates in unanticipated rapid declines in economic projections when compared to the prior incurred loss estimation methodology.

● CECL methodology also has a larger impact on loan loss provisions when balances increase due to the "life of loan" loss estimation requirement.
● In response to the COVID-19 pandemic, FHN has adapted many operations to help ensure the health and safety of employees and customers.
● Among other things, FHN has implemented remote work policies, branch activities handled by appointment or via drive-through only, as well as additional sick time and child care assistance for employees.

● FHN is proactively reaching out to customers to discuss challenges and solutions, providing line draws and new extensions to existing customers, providing support for small businesses through the Paycheck Protection Program ("PPP") and other stimulus programs, and providing lending and deposit assistance through deferrals and waived fees.

Summary of First Quarter 2020 Notable Items
Segment	Item	Income Statement	Amount Favorable/ (Unfavorable)	Comments
Corporate	Acquisition expenses	Noninterest expense: various	$(5.8) million	Pre-tax acquisition-related expenses largely associated with the pending branch acquisition and merger of equals with IBERIABANK Corporation ("IBKC")

First Quarter 2020 vs. Fourth Quarter 2019

Consolidated
● Diluted EPS of $.04 in 1Q20, down from $.37 in 4Q19 driven by significant increase in provision expense

● PPNR of $166.2 million and $167.3 million in 1Q20 and 4Q19

● Loan loss provision of $145 million in 1Q20, up from $10 million in 4Q19 reflecting application of CECL methodology to increase reserves associated with a sudden, steep decline in the economic forecast attributable to the COVID-19 pandemic
● Charge offs of $7.2 million and $2.8 million in 1Q20 and 4Q19
● 30+ delinquencies as a percentage of loans remained consistent

● Total revenue down 3%
● NII down from lower loan accretion, fewer days in the quarter, and the negative impact of interest rates (including LIBOR and Prime)
● Decrease in fee income due to negative deferred compensation income and seasonally lower deposit fees, somewhat mitigated by higher fixed income revenue

● NIM of 3.16% in 1Q20 compared to 3.26% in 4Q19; decrease primarily due to lower loan accretion and a decline in LIBOR

● Expenses down 5% due to lower deferred compensation, charitable contributions, acquisition, and rebranding expenses, somewhat offset by an increase in the reserve for unfunded commitments and higher personnel-related expenses

● Strong period-end loan and deposit growth

(Thousands, except per share data)	1Q20	4Q19	Change
Income Statement
Net interest income	$302,802	$311,393	(3)%
Noninterest income	174,756	183,307	(5)%
Total revenues	477,558	494,700	(3)%
Provision for loan losses	145,000	10,000	NM
Noninterest expense	311,319	327,447	(5)%
Income before income taxes	21,239	157,253	(86)%
Provision for income taxes	4,767	35,970	(87)%
Net income/(loss)	$16,472	$121,283	(86)%
PPNR (a)	$166,214	$167,256	(1)%
Diluted EPS	$0.04	$0.37	(89)%

Balance Sheet (millions)
Period-end Loans	$33,378	$31,061	7%
Period-end Deposits	$34,420	$32,430	6%
Average Loans	$30,524	$30,706	(1)%
Average Deposits	32,882	32,777	*
NM - Not Meaningful
* Amount is less than one percent.
(a) Pre-provision net revenue is not a GAAP number but is used in regulatory stress test reporting. The presentation of PPNR in this Financial Supplement follows the regulatory definition.

FHN PERFORMANCE HIGHLIGHTS (continued)

First Quarter 2020 vs. Fourth Quarter 2019 (continued)

Regional Banking
●       Strong period-end loan growth
● Loan growth due to increases in C&I and specialty areas, with particular strength in loans to mortgage companies
● Increased draws also contributed to increase in loans in 1Q20
● NII down from lower lower loan accretion, fewer days, and lower rates

●    Increase in provision expense driven by the application of CECL methodology to increase reserves associated with a sudden, steep decline in the economic forecast late in the quarter

●    Fee income down from seasonally lower NSF fee income and a decline in collections from Capital Bank Financial ("CBF") loans charged off prior to acquisition (under CECL these recoveries are now recognized as a reduction of provision), somewhat offset by an increase in fees from Trust services and investment management

●    Expense increase primarily driven by a $9.1 million increase in the expense on unfunded commitments largely associated with the application of CECL methodology with a sudden, steep decline in the economic forecast attributable to the COVID-19 pandemic

(Thousands)	1Q20	4Q19	Change
Net interest income	$300,128	$310,808	(3)%
Noninterest income	81,871	89,553	(9)%
Total revenues	381,999	400,361	(5)%
Provision for loan losses	145,435	14,370	NM
Noninterest expense	211,013	202,124	4%
Income before income taxes	$25,551	$183,867	(86)%
PPNR (a)	170,986	198,237	(14)%

Balance Sheet (millions)
Period-end Loans	$32,496	$30,112	8%
Period-end Deposits	$30,728	$30,593	*
Average loans	$29,608	$29,722	*
Average deposits	30,579	30,413	1%
NM - Not meaningful
* Amount is less than one percent.
(a) Pre-provision net revenue is not a GAAP number but is used in regulatory stress test reporting. The presentation of PPNR in this Financial Supplement follows the regulatory definition.

Fixed Income
●     1Q20 ADR of $1.3 million, compared to ADR of $1.1 million in 4Q19, up 19%; 1Q20 includes elevated levels of commissionable revenues, partially offset by elevated levels of trading losses driven by extreme volatility in March 2020

● NII up $3.7 million; Other product revenue up $2.0 million primarily driven by increases in derivatives and investment advisory

● Expense increase driven by increased variable compensation, primarily due to increased commissionable revenues

(Thousands)	1Q20	4Q19	Change
Net interest income	$10,914	$7,232	51%
Noninterest income	95,723	81,185	18%
Total revenues	106,637	88,417	21%
Noninterest expense	81,063	62,090	31%
Income before income taxes	$25,574	$26,327	(3)%

Fixed income product ADR	$1,264	$1,061	19%

Corporate
●    Lower fee income associated with negative deferred compensation income driven by equity market valuation declines

●    Deferred compensation net impact of $1.5 million; $12.8 million decline in fee income, more than offset by a $14.4 million decline in expense

●    Expense decrease also driven by $11.0 million of charitable contributions in 4Q19, as well as lower acquisition, rebranding, and restructuring-related expenses relative to 4Q19

(Thousands)	1Q20	4Q19	Change
Net interest income	$(13,359)	$(12,826)	(4)%
Noninterest income	(3,718)	11,246	NM
Total revenues	(17,077)	(1,580)	NM
Noninterest expense	15,449	59,210	(74)%
Income before income taxes	$(32,526)	$(60,790)	46%
NM - Not meaningful

FHN PERFORMANCE HIGHLIGHTS (continued)

First Quarter 2020 vs. Fourth Quarter 2019 (continued)

Non-Strategic
●  Non-Strategic results reflect continuing wind-down of the loan portfolio

●   Reduced provision credit associated with additional consumer reserves associated with a sudden, steep decline in the economic forecast attributable to the COVID-19 pandemic

(Thousands)	1Q20	4Q19	Change
Net interest income	$5,119	$6,179	(17)%
Noninterest income	880	1,323	(33)%
Total revenues	5,999	7,502	(20)%
Provision for loan losses	(435)	(4,370)	90%
Noninterest expense	3,794	4,023	(6)%
Income before income taxes	$2,640	$7,849	(66)%

Balance Sheet
Average loans	$786	$852	(8)%

Asset Quality
●    Increase in reserves primarily driven by increased reserves associated with a sudden, steep decline in the economic forecast attributable to the COVID-19 pandemic and the adoption of ASU 2016-13 (CECL)
●  1Q20 activity - Commercial up $132.1 million; Consumer up $5.7 million
●  CECL adoption - Commercial up $11.3 million; Consumer up $95.0 million

●    Increase in net charge-offs driven by one commercial credit

●    NPLs increased $27.6 million, primarily driven by one credit

●    Increase in 30+ delinquencies primarily driven by two commercial credits; 30+ delinquencies as a percentage of loans flat

(Thousands)	1Q20	4Q19	Change
Allowance for loan losses	$444,490	$200,307	NM
Allowance / loans %	1.33%	0.64%
Net Charge-offs	$7,211	$2,842	NM
Net charge-offs %	0.10%	0.04%
Nonperforming Loans (a)	$189,813	$162,165	17%
NPL %	0.57%	0.52%
30+ delinquencies	$62,642	$57,911	8%
30+ delinquencies %	0.19%	0.19%
NM - Not meaningful
(a) Excludes loans held-for-sale.

Capital and Liquidity
● Declared quarterly dividend of $.15 in 1Q20, up from $.14 in 4Q19

● No share repurchases in 1Q20 and 4Q19

● 1Q20 includes the impact of CECL adoption; amount calculated under the interim final rule to delay the effects of CECL on regulatory capital for two years, followed by a three-year transition period

● 1Q20 decrease in risk-based capital ratios largely driven by an increase in risk-weighted assets due to:
● Period-end commercial loan growth (primarily loans to mortgage companies) and higher draw activity in March
● Market risk assets increase largely driven by spike in VaR due to extreme volatility in March

(millions)	1Q20	4Q19	Change
Common dividends declared (a)	$46.7	$43.5	7%
Preferred dividends declared	$1.6	$1.6	*
Share repurchases	$—	$—	NM
Capital Ratios (b)
Common Equity Tier 1	8.52%	9.20%
Tier 1	9.49%	10.15%
Total Capital	10.75%	11.22%
Leverage	9.00%	9.04%
NM - Not meaningful
* Amount is less than one percent.
(a) 1Q20 common dividends paid April 1, 2020; 4Q19 common dividends paid January 2, 2020.
(b) Regulatory capital ratios calculated under the Basel III risk-based capital rules as phased-in; current quarter is an estimate.

FHN CONSOLIDATED INCOME STATEMENT
Quarterly, Unaudited

						1Q20 Changes vs.
(Dollars in thousands, except per share data)	1Q20	4Q19	3Q19	2Q19	1Q19	4Q19	1Q19

Interest income	$378,368	$404,142	$407,494	$412,089	$400,615	(6)%	(6)%
Less: interest expense	75,566	92,749	106,818	108,479	106,107	(19)%	(29)%
Net interest income	302,802	311,393	300,676	303,610	294,508	(3)%	3%
Provision/(provision credit) for loan losses (a)	145,000	10,000	15,000	13,000	9,000	NM	NM
Net interest income after provision for loan losses	157,802	301,393	285,676	290,610	285,508	(48)%	(45)%
Noninterest income:
Fixed income (b)	95,635	80,981	77,645	66,414	53,749	18%	78%
Deposit transactions and cash management	30,290	33,289	34,379	32,374	31,621	(9)%	(4)%
Brokerage, management fees and commissions	15,405	14,557	14,157	14,120	12,633	6%	22%
Trust services and investment management	7,195	7,434	7,163	7,888	7,026	(3)%	2%
Bankcard income	7,253	7,984	7,017	6,355	6,952	(9)%	4%
Bank-owned life insurance	4,589	5,255	4,427	5,126	4,402	(13)%	4%
Securities gains/(losses), net	25	(3)	97	49	31	NM	(19)%
Other (c)	14,364	33,810	26,850	25,667	24,631	(58)%	(42)%
Total noninterest income	174,756	183,307	171,735	157,993	141,045	(5)%	24%
Adjusted gross income after provision for loan losses	332,558	484,700	457,411	448,603	426,553	(31)%	(22)%
Noninterest expense:
Employee compensation, incentives, and benefits (d) (e)	183,470	178,761	167,022	171,643	177,925	3%	3%
Legal fees (e)	1,823	2,709	4,854	6,486	2,831	(33)%	(36)%
Professional fees (e)	6,996	16,718	14,910	11,291	12,299	(58)%	(43)%
Occupancy (e)	19,563	19,972	18,887	20,719	20,693	(2)%	(5)%
Computer software	16,027	15,390	15,191	15,001	15,139	4%	6%
Contract employment and outsourcing	4,936	3,160	3,256	3,078	3,371	56%	46%
Operations services	11,692	11,171	11,634	11,713	11,488	5%	2%
Equipment rentals, depreciation, and maintenance	8,552	8,597	8,197	8,375	8,829	(1)%	(3)%
FDIC premium expense	6,742	5,806	5,564	4,247	4,273	16%	58%
Advertising and public relations (e)	7,456	14,897	6,646	5,574	7,242	(50)%	3%
Communications and courier	5,528	5,597	5,650	7,380	6,453	(1)%	(14)%
Amortization of intangible assets	5,308	6,206	6,206	6,206	6,216	(14)%	(15)%
Other (c)	33,226	38,463	39,655	28,681	19,331	(14)%	72%
Total noninterest expense	311,319	327,447	307,672	300,394	296,090	(5)%	5%
Income before income taxes	21,239	157,253	149,739	148,209	130,463	(86)%	(84)%
Provision for income taxes	4,767	35,970	35,796	34,467	27,058	(87)%	(82)%
Net income/(loss)	16,472	121,283	113,943	113,742	103,405	(86)%	(84)%
Net income attributable to noncontrolling interest	2,852	2,910	2,883	2,852	2,820	(2)%	1%
Net income/(loss) attributable to controlling interest	13,620	118,373	111,060	110,890	100,585	(88)%	(86)%
Preferred stock dividends	1,550	1,550	1,550	1,550	1,550	*	*
Net income/(loss) available to common shareholders	$12,070	$116,823	$109,510	$109,340	$99,035	(90)%	(88)%
Common Stock Data
EPS	$0.04	$0.38	$0.35	$0.35	$0.31	(89)%	(87)%
Basic shares (thousands)	311,597	311,250	311,888	314,063	317,435	*	(2)%
Diluted EPS	$0.04	$0.37	$0.35	$0.35	$0.31	(89)%	(87)%
Diluted shares (thousands)	313,170	313,353	313,805	315,786	319,581	*	(2)%
Key Ratios & Other
Return on average assets (annualized) (f)	0.15%	1.12%	1.08%	1.11%	1.03%
Return on average common equity (“ROCE”) (annualized) (f)	1.05%	9.97%	9.50%	9.79%	9.09%
Return on average tangible common equity (“ROTCE”) (annualized) (f) (g)	1.59%	15.03%	14.49%	15.12%	14.17%
Fee income to total revenue (f)	36.59%	37.05%	36.34%	34.22%	32.38%
Efficiency ratio (f)	65.19%	66.19%	65.14%	65.08%	67.99%
Average full time equivalent employees	4,969	5,005	5,116	5,287	5,524
NM - Not meaningful
* Amount is less than one percent.

(a)	1Q20 increase in provision expense primarily associated with a sudden, steep decline in the economic forecast attributable to the COVID-19 pandemic.

(b)	2Q19 includes $1.1 million of gains from the reversal of previous valuation adjustments due to the sales and payoff of TRUPS loans.

(c)	Refer to the Other Income and Other Expense table on page 8 for additional information.

(d)	1Q20 and 4Q19 include $(10.3) million and $3.9 million, respectively, of deferred compensation expense.

(e)	Refer to the Acquisition, Restructuring, and Rebranding expense tables on page 9 for additional information about variability in quarterly balances.

(f)	See Glossary of Terms for definitions of Key Ratios.

(g)	This non-GAAP measure is reconciled to ROCE (GAAP) in the Non-GAAP to GAAP reconciliation on page 23 of this financial supplement.

FHN OTHER INCOME AND OTHER EXPENSE
Quarterly, Unaudited

						1Q20 Changes vs.
(Thousands)	1Q20	4Q19	3Q19	2Q19	1Q19	4Q19	1Q19

Other Income
ATM and interchange fees	$4,212	$4,529	$4,507	$4,262	$3,241	(7)%	30%
Dividend income	1,130	1,508	1,556	1,809	2,313	(25)%	(51)%
Electronic banking fees	1,030	1,101	1,288	1,267	1,271	(6)%	(19)%
Letter of credit fees	1,462	1,561	1,400	1,253	1,368	(6)%	7%
Mortgage banking	2,431	3,578	2,019	2,572	1,886	(32)%	29%
Deferred compensation (a)	(9,507)	3,339	472	1,938	5,474	NM	NM
Insurance commissions	789	358	577	566	624	NM	26%
Other service charges	5,219	5,755	5,738	5,624	3,869	(9)%	35%
Gain/(loss) on extinguishment of debt	—	65	(6)	—	(1)	NM	NM
Other (b)	7,598	12,016	9,299	6,376	4,586	(37)%	66%
Total	$14,364	$33,810	$26,850	$25,667	$24,631	(58)%	(42)%

Other Expense
Litigation and regulatory matters	$13	$(394)	$11,534	$(8,230)	$13	NM	*
Tax credit investments	346	460	407	267	675	(25)%	(49)%
Travel and entertainment	2,709	3,652	2,849	2,906	2,712	(26)%	*
Employee training and dues	1,341	1,430	1,003	1,251	1,457	(6)%	(8)%
Customer relations (c)	2,004	2,794	3,165	1,540	1,599	(28)%	25%
Miscellaneous loan costs	1,094	1,227	1,017	857	1,027	(11)%	7%
Supplies	2,411	2,104	1,668	1,342	1,804	15%	34%
OREO	(184)	1,478	342	25	(366)	NM	50%
Other insurance and taxes	2,679	2,515	2,475	2,495	2,694	7%	(1)%
Non-service components of net periodic pension and post retirement cost	2,508	327	986	559	432	NM	NM
Expense/(Credit) on unfunded commitments (d)	9,230	(790)	(634)	(489)	396	NM	NM
Other (e)	9,075	23,660	14,843	26,158	6,888	(62)%	32%
Total	$33,226	$38,463	$39,655	$28,681	$19,331	(14)%	72%
Certain previously reported amounts have been reclassified to agree with current presentation.
NM - Not meaningful
* Amount is less than one percent.

(a)	Amounts driven by market conditions and are mirrored by changes in deferred compensation expense which is included in employee compensation expense; 1Q20 decrease driven by equity market valuations.

(b)
Increase beginning in 2Q19 due in large part to higher fees from derivative sales; 4Q19 and 3Q19 include an increase in collections from CBF loans charged off prior to acquisition, under ASU 2016-13 (CECL) these collections are no longer recognized as part of fee income, but are accounted for as reductions of provision; 3Q19 includes $1.0 million of gains on the sales of buildings.

(c)	3Q19 increase driven by higher business development costs.

(d)	1Q20 increase largely associated with a sudden, steep decline in the economic forecast attributable to the COVID-19 pandemic.
(e) 4Q19 includes $11.0 million of charitable contributions; 3Q19 includes $4.0 million of valuation adjustments associated with derivatives related to prior sales of Visa Class B shares; Refer to the Acquisition, Restructuring, and Rebranding expense tables on page 9 for additional information about variability in quarterly balances.

ACQUISITION EXPENSE
Quarterly, Unaudited

			1Q20 Changes vs.
IBKC ACQUISITION EXPENSE	1Q20	4Q19	4Q19

(Thousands)
Legal and professional fees (a)	$662	$8,228	(92)%
Employee compensation, incentives, and benefits (b)	689	3,079	(78)%
Miscellaneous expense (e)	254	64	NM
Total IBKC acquisition expense	$1,605	$11,371	(86)%

						1Q20 Changes vs.
OTHER ACQUISITION EXPENSE	1Q20	4Q19	3Q19	2Q19	1Q19	4Q19	1Q19

(Thousands)
Legal and professional fees (a)	$799	$1,494	$3,507	$4,478	$1,867	(47)%	(57)%
Employee compensation, incentives, and benefits (b)	396	1,035	1,473	1,472	1,517	(62)%	(74)%
Occupancy (c)	(25)	(94)	(76)	1,505	118	73%	NM
Contract employment and outsourcing (d)	306	35	223	17	—	NM	NM
Miscellaneous expense (e)	822	217	1,022	79	1,069	NM	(23)%
All other expense (f)	1,874	1,638	2,840	1,096	1,089	14%	72%
Total other acquisition expense	$4,172	$4,325	$8,989	$8,647	$5,660	(4)%	(26)%
NM - Not meaningful

(a)	Primarily comprised of fees for legal, accounting, and merger consultants.

(b)	Primarily comprised of fees for severance and retention.

(c)	Primarily relates to fees associated with lease exit accruals.

(d)	Primarily relates to fees for temporary assistance for merger and integration activities.

(e)
Consists of fees for operations services, communications and courier, equipment rentals, deprecation and maintenance, supplies, travel and entertainment, computer software, and advertising and public relations.

(f)	Primarily relates to contract termination charges, internal technology development costs, costs of shareholder matters and asset impairments, as well as other miscellaneous expenses.

RESTRUCTURING EXPENSE
Quarterly, Unaudited

						1Q20 Changes vs.
	1Q20	4Q19	3Q19	2Q19	1Q19	4Q19	1Q19

(Thousands)
Legal and professional fees	$7	$989	$6,488	$4,242	$4,295	(99)%	NM
Employee compensation, incentives, and benefits	57	259	1,182	2,557	6,505	(78)%	(99)%
Occupancy	2	57	(128)	72	817	(96)%	NM
All other expense (a)	(103)	(148)	300	11,797	535	30%	NM
Total restructuring expense	$(37)	$1,157	$7,842	$18,668	$12,152	NM	NM
NM - Not meaningful

(a)	Primarily relates to costs associated with asset impairments.

REBRANDING EXPENSE
Quarterly, Unaudited

					1Q20 Changes vs.
	1Q20	4Q19	3Q19	2Q19	4Q19

(Thousands)
Legal and professional fees	$265	$1,016	$879	$882	(74)%
Advertising and public relations	116	6,360	663	423	(98)%
Supplies	53	862	105	325	(94)%
Miscellaneous expense	92	315	145	38	(71)%
All other expense (a)	5	561	1,322	7,406	(99)%
Total rebranding expense	$531	$9,114	$3,114	$9,074	(94)%

(a)	Primarily relates to costs associated with fixed asset impairments and technology-related expenses.

FHN CONSOLIDATED PERIOD-END BALANCE SHEET
Quarterly, Unaudited

						1Q20 Changes vs.
(Thousands)	1Q20	4Q19	3Q19	2Q19	1Q19	4Q19	1Q19

Assets:
Investment securities	$4,554,907	$4,455,403	$4,425,845	$4,425,609	$4,626,322	2%	(2)%
Loans held-for-sale (a)	595,601	593,790	554,843	447,106	594,662	*	*
Loans, net of unearned income	33,378,303	31,061,111	31,260,833	29,712,810	27,990,048	7%	19%
Federal funds sold	30,050	46,536	48,747	50,705	167,602	(35)%	(82)%
Securities purchased under agreements to resell	562,435	586,629	697,214	602,919	474,679	(4)%	18%
Interest-bearing cash (b)	670,525	482,405	364,412	593,180	1,013,254	39%	(34)%
Trading securities	1,877,514	1,346,207	1,395,043	1,668,942	1,681,727	39%	12%
Total earning assets	41,669,335	38,572,081	38,746,937	37,501,271	36,548,294	8%	14%
Cash and due from banks	537,564	633,728	749,719	596,081	570,589	(15)%	(6)%
Fixed income receivables (c)	180,569	40,114	209,732	147,574	46,782	NM	NM
Goodwill	1,432,787	1,432,787	1,432,787	1,432,787	1,432,787	*	*
Other intangible assets, net	124,892	130,200	136,406	142,612	148,818	(4)%	(16)%
Premises and equipment, net	447,812	455,006	451,600	454,271	484,494	(2)%	(8)%
Other real estate owned ("OREO")	15,837	17,838	20,181	19,286	23,396	(11)%	(32)%
Allowance for loan losses (d)	(444,490)	(200,307)	(193,149)	(192,749)	(184,911)	NM	NM
Derivative assets	696,250	183,115	250,786	185,521	118,128	NM	NM
Other assets	2,536,822	2,046,338	1,912,685	1,885,116	1,910,626	24%	33%
Total assets	$47,197,378	$43,310,900	$43,717,684	$42,171,770	$41,099,003	9%	15%

Liabilities and Equity:
Deposits:
Consumer interest	$13,813,999	$13,866,920	$13,670,204	$13,705,969	$13,707,310	*	1%
Commercial interest	5,867,755	6,153,075	6,211,539	6,660,056	6,729,999	(5)%	(13)%
Market-indexed (e)	5,798,088	3,980,589	3,794,105	3,855,545	4,062,531	46%	43%
Total interest-bearing deposits	25,479,842	24,000,584	23,675,848	24,221,570	24,499,840	6%	4%
Noninterest-bearing deposits	8,939,808	8,428,951	8,268,812	8,086,748	7,963,048	6%	12%
Total deposits	34,419,650	32,429,535	31,944,660	32,308,318	32,462,888	6%	6%
Federal funds purchased	476,013	548,344	936,837	666,007	339,360	(13)%	40%
Securities sold under agreements to repurchase	788,595	716,925	735,226	764,308	745,788	10%	6%
Trading liabilities	452,611	505,581	719,777	558,347	429,669	(10)%	5%
Other short-term borrowings (f)	4,060,673	2,253,045	2,276,139	865,347	140,832	80%	NM
Term borrowings (g)	792,751	791,368	1,195,096	1,186,646	1,177,926	*	(33)%
Fixed income payables (c)	91,274	49,535	66,842	66,369	100,290	84%	(9)%
Derivative liabilities	234,984	67,480	83,530	88,485	107,123	NM	NM
Other liabilities	825,247	873,079	763,534	741,862	748,606	(5)%	10%
Total liabilities	42,141,798	38,234,892	38,721,641	37,245,689	36,252,482	10%	16%
Equity:
Common stock	194,914	194,668	194,487	195,299	197,101	*	(1)%
Capital surplus	2,938,670	2,931,451	2,925,309	2,941,696	2,983,948	*	(2)%
Undivided profits (h)	1,667,105	1,798,442	1,725,846	1,660,520	1,595,568	(7)%	4%
Accumulated other comprehensive loss, net	(136,164)	(239,608)	(240,654)	(262,489)	(321,151)	(43)%	(58)%
Preferred stock	95,624	95,624	95,624	95,624	95,624	*	*
Noncontrolling interest (i)	295,431	295,431	295,431	295,431	295,431	*	*
Total equity	5,055,580	5,076,008	4,996,043	4,926,081	4,846,521	*	4%
Total liabilities and equity	$47,197,378	$43,310,900	$43,717,684	$42,171,770	$41,099,003	9%	15%
NM - Not meaningful
*Amount is less than one percent.

(a)	1Q20 includes $494.8 million of SBA and USDA loans, $95.9 million of mortgage loans, and $4.9 million of other consumer loans.

(b)	Includes excess balances held at Fed.

(c)	Period-end balances fluctuate based on the level of pending unsettled trades.

(d)
Effective 1/1/2020 FHN adopted ASU 2016-13, "Measurement of Credit Losses on Financial Instruments," (CECL) which resulted in an increase to the allowance for loan losses of $103.4 million; the remaining 1Q20 increase reflects increased reserves established in 1Q20 associated with a sudden, steep decline in the economic forecast attributable to the COVID-19 pandemic.

(e)
Market-indexed deposits are tied to an index not administered by FHN and are comprised of insured network deposits, correspondent banking deposits, and trust/sweep deposits; 1Q20 increase used to support commercial loan growth, including loans to mortgage companies.

(f)
Balance fluctuates largely based on the level of FHLB borrowings as a result of loan demand and deposit levels; 1Q20 increase used to support commercial loan growth, including loans to mortgage companies.

(g)	In 4Q19 $400 million of First Horizon Bank senior capital notes matured.

(h)	Effective 1/1/2020 FHN adopted ASU 2016-13 (CECL) which resulted in a net decrease to undivided profits of $96.1 million.

(i)	Consists of preferred stock of subsidiaries.

FHN CONSOLIDATED AVERAGE BALANCE SHEET
Quarterly, Unaudited

						1Q20 Changes vs.
(Thousands)	1Q20	4Q19	3Q19	2Q19	1Q19	4Q19	1Q19

Assets:
Earning assets:
Loans, net of unearned income:
Commercial, financial, and industrial (C&I) (a)	$19,469,572	$19,739,937	$18,965,829	$17,952,866	$16,428,088	(1)%	19%
Commercial real estate (a)	4,421,913	4,263,597	4,269,425	3,910,466	3,959,592	4%	12%
Consumer real estate (b)	6,134,390	6,194,134	6,283,488	6,310,039	6,410,184	(1)%	(4)%
Credit card and other	498,290	508,651	497,646	498,790	515,436	(2)%	(3)%
Total loans, net of unearned income (c)	30,524,165	30,706,319	30,016,388	28,672,161	27,313,300	(1)%	12%
Loans held-for-sale (d)	590,458	581,810	455,239	606,685	670,401	1%	(12)%
Investment securities:
U.S. treasuries	100	100	100	99	99	*	1%
U.S. government agencies	4,330,905	4,327,651	4,289,719	4,461,712	4,494,814	*	(4)%
States and municipalities	64,668	54,146	49,025	41,911	33,400	19%	94%
Corporate bonds	50,570	50,493	50,414	64,720	65,194	*	(22)%
Other	20,409	15,933	18,837	14,609	10,249	28%	99%
Total investment securities	4,466,652	4,448,323	4,408,095	4,583,051	4,603,756	*	(3)%
Trading securities	1,831,492	1,263,633	1,391,405	1,564,201	1,443,969	45%	27%
Other earning assets:
Federal funds sold	10,192	9,700	21,225	47,664	113,043	5%	(91)%
Securities purchased under agreements to resell	816,794	645,979	550,641	593,412	428,687	26%	91%
Interest-bearing cash (e)	548,036	586,495	545,784	648,927	1,717,696	(7)%	(68)%
Total other earning assets	1,375,022	1,242,174	1,117,650	1,290,003	2,259,426	11%	(39)%
Total earning assets	38,787,789	38,242,259	37,388,777	36,716,101	36,290,852	1%	7%
Allowance for loan losses (f)	(353,794)	(195,863)	(196,586)	(188,243)	(182,332)	81%	94%
Cash and due from banks	609,701	609,750	596,323	590,622	610,470	*	*
Fixed income receivables	111,474	75,917	75,938	64,958	55,393	47%	NM
Premises and equipment, net	450,931	450,950	451,567	478,607	485,462	*	(7)%
Derivative assets	254,736	202,624	160,341	83,050	55,288	26%	NM
Other assets	3,691,075	3,500,153	3,464,541	3,497,912	3,568,059	5%	3%
Total assets	$43,551,912	$42,885,790	$41,940,901	$41,243,007	$40,883,192	2%	7%

Liabilities and equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Consumer interest	$13,760,968	$13,718,820	$13,670,745	$13,597,195	$13,390,692	*	3%
Commercial interest	6,006,364	6,145,681	6,321,835	6,599,793	6,577,476	(2)%	(9)%
Market-indexed (g)	4,448,587	4,370,025	4,143,012	3,818,949	4,734,295	2%	(6)%
Total interest-bearing deposits	24,215,919	24,234,526	24,135,592	24,015,937	24,702,463	*	(2)%
Federal funds purchased	746,686	1,163,701	886,445	519,497	370,868	(36)%	NM
Securities sold under agreements to repurchase	777,692	701,213	722,815	691,490	688,765	11%	13%
Trading liabilities	750,520	585,889	501,203	548,653	375,169	28%	NM
Other short-term borrowings (h)	1,686,690	844,558	535,585	650,387	114,474	NM	NM
Term borrowings (i)	791,043	928,214	1,185,853	1,183,205	1,172,618	(15)%	(33)%
Total interest-bearing liabilities	28,968,550	28,458,101	27,967,493	27,609,169	27,424,357	2%	6%
Noninterest-bearing deposits	8,666,087	8,542,521	8,235,806	7,947,607	7,795,015	1%	11%
Fixed income payables	54,900	34,510	33,059	25,579	21,978	59%	NM
Derivative liabilities	16,171	59,114	19,632	61,715	94,943	(73)%	(83)%
Other liabilities	843,810	751,676	722,570	729,776	737,664	12%	14%
Total liabilities	38,549,518	37,845,922	36,978,560	36,373,846	36,073,957	2%	7%
Equity:
Common stock	194,827	194,574	194,930	196,319	198,460	*	(2)%
Capital surplus	2,935,372	2,928,463	2,934,276	2,964,824	3,015,017	*	(3)%
Undivided profits (j)	1,686,986	1,766,211	1,695,417	1,629,474	1,572,177	(4)%	7%
Accumulated other comprehensive loss, net	(205,846)	(240,435)	(253,337)	(312,511)	(367,474)	(14)%	44%
Preferred stock	95,624	95,624	95,624	95,624	95,624	*	*
Noncontrolling interest (k)	295,431	295,431	295,431	295,431	295,431	*	*
Total equity	5,002,394	5,039,868	4,962,341	4,869,161	4,809,235	(1)%	4%
Total liabilities and equity	$43,551,912	$42,885,790	$41,940,901	$41,243,007	$40,883,192	2%	7%
Certain previously reported amounts have been reclassified to agree with current presentation.
NM - Not meaningful
*Amount is less than one percent.

(a)
In 3Q19, FHN prospectively reclassified approximately $410 million of regional banking market investor CRE loans from the C&I portfolio to the CRE portfolio. The reclassification did not have an impact on FHN’s consolidated balance sheet and the impact to the consolidated financial statements from the effect on the allowance for loan losses is immaterial.

(b)	In 1Q20, the Permanent Mortgage portfolio was combined into Consumer Real Estate portfolio, all prior periods were revised for comparability.

(c)	Includes loans on nonaccrual status.

(d)	1Q20 includes $491.3 million of SBA and USDA loans, $94.1 million of mortgage loans, and $5.1 million of other consumer loans.

(e)	Includes excess balances held at Fed.

(f)	Effective 1/1/2020 FHN adopted ASU 2016-13, "Measurement of Credit Losses on Financial Instruments," (CECL) which resulted in an increase to the allowance for loan losses of $103.4 million.

(g)	Market-indexed deposits are tied to an index not administered by FHN and are comprised of insured network deposits, correspondent banking deposits, and trust/sweep deposits.

(h)
Balance fluctuates largely based on the level of FHLB borrowings as a result of loan demand and deposit levels; 1Q20 increase used to support commercial loan growth, including loans to mortgage companies.

(i)	In 4Q19 $400 million of First Horizon Bank senior capital notes matured.

(j)	Effective 1/1/2020 FHN adopted ASU 2016-13 (CECL) which resulted in a net decrease to undivided profits of $96.1 million.

(k)	Consists of preferred stock of subsidiaries.

FHN CONSOLIDATED NET INTEREST INCOME (a)
Quarterly, Unaudited

						1Q20 Changes vs.
(Thousands)	1Q20	4Q19	3Q19	2Q19	1Q19	4Q19	1Q19

Interest Income:
Loans, net of unearned income (b)	$328,526	$356,176	$357,724	$354,067	$334,167	(8)%	(2)%
Loans held-for-sale	6,899	7,053	6,069	8,128	9,877	(2)%	(30)%
Investment securities:
U.S. government agencies	25,127	26,500	26,322	29,075	30,107	(5)%	(17)%
States and municipalities	542	478	431	347	362	13%	50%
Corporate bonds	591	595	593	713	712	(1)%	(17)%
Other	1,732	1,352	1,634	1,278	895	28%	94%
Total investment securities	27,992	28,925	28,980	31,413	32,076	(3)%	(13)%
Trading securities	13,338	9,507	10,645	13,332	13,712	40%	(3)%
Other earning assets:
Federal funds sold	27	51	141	326	733	(47)%	(96)%
Securities purchased under agreements to resell	2,303	2,467	2,800	3,301	2,336	(7)%	(1)%
Interest-bearing cash	1,536	2,359	2,700	3,689	10,209	(35)%	(85)%
Total other earning assets	3,866	4,877	5,641	7,316	13,278	(21)%	(71)%
Interest income	$380,621	$406,538	$409,059	$414,256	$403,110	(6)%	(6)%

Interest Expense:
Interest-bearing deposits:
Consumer interest	$18,337	$22,957	$26,670	$25,666	$24,641	(20)%	(26)%
Commercial interest	19,061	24,366	28,112	29,927	28,153	(22)%	(32)%
Market-indexed (c)	17,091	20,090	23,809	23,409	29,416	(15)%	(42)%
Total interest-bearing deposits	54,489	67,413	78,591	79,002	82,210	(19)%	(34)%
Federal funds purchased	2,214	5,026	4,898	3,142	2,287	(56)%	(3)%
Securities sold under agreements to repurchase	2,623	2,843	3,301	3,580	3,496	(8)%	(25)%
Trading liabilities	3,292	2,987	2,943	3,756	2,816	10%	17%
Other short-term borrowings	5,027	3,989	3,333	4,316	961	26%	NM
Term borrowings (d)	7,921	10,491	13,752	14,683	14,337	(24)%	(45)%
Interest expense	75,566	92,749	106,818	108,479	106,107	(19)%	(29)%
Net interest income - tax equivalent basis	305,055	313,789	302,241	305,777	297,003	(3)%	3%
Fully taxable equivalent adjustment	(2,253)	(2,396)	(1,565)	(2,167)	(2,495)	6%	10%
Net interest income	$302,802	$311,393	$300,676	$303,610	$294,508	(3)%	3%
NM - Not meaningful

(a)	Net interest income adjusted to a fully taxable equivalent (“FTE”) basis assuming a statutory federal income tax of 21 percent and, where applicable, state income taxes.

(b)	Includes interest on loans in nonaccrual status.

(c)	Market-indexed deposits are tied to an index not administered by FHN and are comprised of insured network deposits, correspondent banking deposits, and trust/sweep deposits.

(d)	In 4Q19 $400 million of First Horizon Bank senior capital notes matured.

FHN CONSOLIDATED AVERAGE BALANCE SHEET: YIELDS AND RATES
Quarterly, Unaudited

	1Q20	4Q19	3Q19	2Q19	1Q19

Assets:
Earning assets (a)
Loans, net of unearned income (b)
Commercial loans	4.33%	4.63%	4.78%	5.05%	5.08%
Consumer loans	4.33	4.51	4.55	4.65	4.59
Total loans, net of unearned income (c)	4.33	4.60	4.73	4.95	4.96
Loans held-for-sale	4.67	4.85	5.33	5.36	5.89
Investment securities:
U.S. government agencies	2.32	2.45	2.45	2.61	2.68
States and municipalities	3.35	3.53	3.51	3.31	4.33
Corporate bonds	4.67	4.71	4.71	4.41	4.37
Other	33.76	33.73	34.52	34.73	34.56
Total investment securities	2.51	2.60	2.63	2.74	2.79
Trading securities	2.91	3.01	3.06	3.41	3.80
Other earning assets:
Federal funds sold	1.05	2.10	2.64	2.74	2.63
Securities purchased under agreements to resell	1.13	1.52	2.02	2.23	2.21
Interest-bearing cash	1.13	1.60	1.96	2.28	2.41
Total other earning assets	1.13	1.56	2.00	2.27	2.38
Interest income/total earning assets	3.94%	4.22%	4.35%	4.52%	4.49%
Liabilities:
Interest-bearing liabilities:
Interest-bearing deposits:
Consumer interest	0.54%	0.66%	0.77%	0.76%	0.75%
Commercial interest	1.28	1.57	1.76	1.82	1.74
Market-indexed (d)	1.55	1.82	2.28	2.46	2.52
Total interest-bearing deposits	0.90	1.10	1.29	1.32	1.35
Federal funds purchased	1.19	1.71	2.19	2.43	2.50
Securities sold under agreements to repurchase	1.36	1.61	1.81	2.08	2.06
Trading liabilities	1.76	2.02	2.33	2.75	3.04
Other short-term borrowings	1.20	1.87	2.47	2.66	3.40
Term borrowings (e)	4.01	4.52	4.64	4.96	4.89
Interest expense/total interest-bearing liabilities	1.05	1.29	1.52	1.58	1.57
Net interest spread	2.89%	2.93%	2.83%	2.94%	2.92%
Effect of interest-free sources used to fund earning assets	0.27	0.33	0.38	0.40	0.39
Net interest margin	3.16%	3.26%	3.21%	3.34%	3.31%

Total loan yield	4.33%	4.60%	4.73%	4.95%	4.96%
Total deposit cost	0.67%	0.82%	0.96%	0.99%	1.03%
Yields are adjusted to a FTE basis assuming a statutory federal income tax rate of 21 percent and, where applicable, state income taxes.

(a)	Earning assets yields are expressed net of unearned income.

(b)	Includes loan fees and cash basis interest income.

(c)	Includes loans on nonaccrual status.

(d)	Market-indexed deposits are tied to an index not administered by FHN and are comprised of insured network deposits, correspondent banking deposits, and trust/sweep deposits.

(e)	Rates are expressed net of unamortized debenture cost for term borrowings; In 4Q19 $400 million of First Horizon Bank senior capital notes matured.

FHN CAPITAL HIGHLIGHTS
Quarterly, Unaudited

						1Q20 Changes vs.
(Dollars and shares in thousands)	1Q20	4Q19	3Q19	2Q19	1Q19	4Q19	1Q19

Common equity tier 1 capital (a) (b) (c)	$3,421,763	$3,408,936	$3,326,059	$3,270,484	$3,239,249	*	6%
Tier 1 capital (a) (b) (c)	3,812,203	3,760,450	3,679,158	3,620,001	3,583,577	1%	6%
Total capital (a) (c)	4,319,384	4,154,885	4,065,306	4,009,116	3,963,901	4%	9%

Risk-weighted assets (“RWA”) (a) (b) (d)	40,169,550	37,045,782	36,913,347	35,341,740	33,656,950	8%	19%
Average assets for leverage (a) (b)	42,348,418	41,583,446	40,660,442	40,022,187	39,717,387	2%	7%

Common equity tier 1 ratio (a) (b) (c)	8.52%	9.20%	9.01%	9.25%	9.62%
Tier 1 ratio (a) (b) (c)	9.49%	10.15%	9.97%	10.24%	10.65%
Total capital ratio (a) (c)	10.75%	11.22%	11.01%	11.34%	11.78%
Leverage ratio (a) (b) (c)	9.00%	9.04%	9.05%	9.04%	9.02%

Total equity to total assets (c)	10.71%	11.72%	11.43%	11.68%	11.79%
Tangible common equity/tangible assets (“TCE/TA”) (c) (e)	6.81%	7.48%	7.20%	7.29%	7.27%
Period-end shares outstanding (f)	311,863	311,469	311,180	312,478	315,361	*	(1)%
Cash dividends declared per common share	$0.15	$0.14	$0.14	$0.14	$0.14	7%	7%
Book value per common share (c)	$14.96	$15.04	$14.80	$14.51	$14.13
Tangible book value per common share (c) (e)	$9.96	$10.02	$9.76	$9.47	$9.11
Market capitalization (millions) (g)	$2,513.6	$5,157.9	$5,041.1	$4,665.3	$4,408.7
Certain previously reported amounts have been reclassified to agree with current presentation.
* Amount is less than one percent.

(a)	Current quarter is an estimate.

(b)	See Glossary of Terms for definition.
(c) 1Q20 includes the impact of CECL adoption; amount calculated under the interim final rule to delay the effects of CECL on regulatory capital for two years, followed by a three-year transition period.
(d) 1Q20 increase in risk-weighted assets due to period-end commercial loan growth (primarily loans to mortgage companies), higher draw activity in March, and increased market risk assets for Fixed Income.

(e)
TCE/TA and Tangible book value per common share are non-GAAP measures and are reconciled to Total equity to total assets (GAAP) and to Book value per common share (GAAP), respectively, in the Non-GAAP to GAAP reconciliation on page 23 of this financial supplement.

(f)	Decreases largely attributable to shares repurchased under share repurchase programs.

(g)	1Q20 decrease driven by a sharp decline in FHN's share price attributable to market uncertainty associated with the COVID-19 pandemic.

FHN BUSINESS SEGMENT HIGHLIGHTS
Quarterly, Unaudited

						1Q20 Changes vs.
(Thousands)	1Q20	4Q19	3Q19	2Q19	1Q19	4Q19	1Q19

Regional Banking
Net interest income	$300,128	$310,808	$302,483	$297,449	$286,023	(3)%	5%
Noninterest income	81,871	89,553	85,776	81,474	73,029	(9)%	12%
Total revenues	381,999	400,361	388,259	378,923	359,052	(5)%	6%
Provision for loan losses (a)	145,435	14,370	20,471	17,776	13,442	NM	NM
Noninterest expense (b)	211,013	202,124	192,427	192,354	198,569	4%	6%
Income before income taxes	25,551	183,867	175,361	168,793	147,041	(86)%	(83)%
Provision for income taxes	4,388	43,285	41,984	39,759	34,109	(90)%	(87)%
Net income	$21,163	$140,582	$133,377	$129,034	$112,932	(85)%	(81)%

Fixed Income
Net interest income	$10,914	$7,232	$5,311	$6,171	$7,332	51%	49%
Noninterest income (c)	95,723	81,185	77,809	65,622	53,807	18%	78%
Total revenues	106,637	88,417	83,120	71,793	61,139	21%	74%
Noninterest expense (d)	81,063	62,090	67,576	55,534	50,533	31%	60%
Income before income taxes	25,574	26,327	15,544	16,259	10,606	(3)%	NM
Provision/(benefit) for income taxes	6,099	6,362	3,708	3,840	2,457	(4)%	NM
Net income	$19,475	$19,965	$11,836	$12,419	$8,149	(2)%	NM

Corporate
Net interest income/(expense)	$(13,359)	$(12,826)	$(13,339)	$(7,146)	$(7,914)	(4)%	(69)%
Noninterest income (e) (f)	(3,718)	11,246	7,359	9,401	13,353	NM	NM
Total revenues	(17,077)	(1,580)	(5,980)	2,255	5,439	NM	NM
Noninterest expense (e) (g)	15,449	59,210	43,217	56,873	41,779	(74)%	(63)%
Income/(loss) before income taxes	(32,526)	(60,790)	(49,197)	(54,618)	(36,340)	46%	10%
Provision/ (benefit) for income taxes	(6,372)	(15,616)	(11,881)	(13,525)	(11,771)	59%	46%
Net income/(loss)	$(26,154)	$(45,174)	$(37,316)	$(41,093)	$(24,569)	42%	(6)%

Non-Strategic
Net interest income	$5,119	$6,179	$6,221	$7,136	$9,067	(17)%	(44)%
Noninterest income (h)	880	1,323	791	1,496	856	(33)%	3%
Total revenues	5,999	7,502	7,012	8,632	9,923	(20)%	(40)%
Provision/(provision credit) for loan losses (a)	(435)	(4,370)	(5,471)	(4,776)	(4,442)	90%	90%
Noninterest expense (i)	3,794	4,023	4,452	(4,367)	5,209	(6)%	(27)%
Income before income taxes	2,640	7,849	8,031	17,775	9,156	(66)%	(71)%
Provision for income taxes	652	1,939	1,985	4,393	2,263	(66)%	(71)%
Net income	$1,988	$5,910	$6,046	$13,382	$6,893	(66)%	(71)%

Total Consolidated
Net interest income	$302,802	$311,393	$300,676	$303,610	$294,508	(3)%	3%
Noninterest income	174,756	183,307	171,735	157,993	141,045	(5)%	24%
Total revenues	477,558	494,700	472,411	461,603	435,553	(3)%	10%
Provision/(provision credit) for loan losses (a)	145,000	10,000	15,000	13,000	9,000	NM	NM
Noninterest expense	311,319	327,447	307,672	300,394	296,090	(5)%	5%
Income before income taxes	21,239	157,253	149,739	148,209	130,463	(86)%	(84)%
Provision for income taxes	4,767	35,970	35,796	34,467	27,058	(87)%	(82)%
Net income	$16,472	$121,283	$113,943	$113,742	$103,405	(86)%	(84)%
Certain previously reported amounts have been reclassified to agree with current presentation.
NM - Not meaningful
* Amount is less than one percent.

(a)	1Q20 increase in provision expense primarily associated with a sudden, steep decline in the economic forecast attributable to the COVID-19 pandemic.

(b)	1Q20 includes a $9.1 million increase in the expense on unfunded commitments due to a sudden, steep decline in the economic forecast attributable to the COVID-19 pandemic.

(c)	1Q20 includes elevated levels of commissionable revenues, partially offset by elevated levels of trading losses driven by extreme volatility in March 2020.

(d)	3Q19 includes a $7.5 million unfavorable adjustment associated with the net impact of the resolution of legal matters.

(e)	Refer to the Deferred Compensation table at the bottom of the Corporate section on page 17 for additional information about the variability in quarterly balances.

(f)	1Q19 includes a $1.8 million negative valuation adjustment on HFS consumer loans included in the Non-Strategic segment.

(g)
Refer to the Acquisition, Restructuring, and Rebranding expense tables on page 9 for additional information about variability in quarterly balances; 4Q19 includes $11.0 million of charitable contributions; 3Q19 includes $4.0 million of valuation adjustments associated with derivatives related to prior sales of Visa Class B shares.

(h)	2Q19 includes $1.1 million of gains from the reversal of previous valuation adjustments due to the sales and payoff of TRUPS loans.

(i)	2Q19 includes an $8.3 million expense reversal related to the resolution of legal matters.

FHN REGIONAL BANKING
Quarterly, Unaudited

						1Q20 Changes vs.
	1Q20	4Q19	3Q19	2Q19	1Q19	4Q19	1Q19

Income Statement (thousands)
Net interest income	$300,128	$310,808	$302,483	$297,449	$286,023	(3)%	5%
Provision for loan losses (a)	145,435	14,370	20,471	17,776	13,442	NM	NM
Noninterest income:
NSF / Overdraft fees (b)	10,920	13,322	13,699	12,348	11,579	(18)%	(6)%
Cash management fees	9,289	9,201	9,561	8,026	8,857	1%	5%
Debit card income	4,305	4,659	4,749	4,960	5,372	(8)%	(20)%
Other	4,298	4,456	4,574	5,274	4,195	(4)%	2%
Total deposit transactions and cash management	28,812	31,638	32,583	30,608	30,003	(9)%	(4)%
Brokerage, management fees and commissions	15,405	14,558	14,156	14,118	12,630	6%	22%
Trust services and investment management	7,213	7,452	7,190	7,902	7,056	(3)%	2%
Bankcard income	7,150	7,879	7,028	6,594	7,039	(9)%	2%
Other service charges	5,152	5,691	5,650	5,460	3,711	(9)%	39%
Miscellaneous revenue (c)	18,139	22,335	19,169	16,792	12,590	(19)%	44%
Total noninterest income	81,871	89,553	85,776	81,474	73,029	(9)%	12%
Noninterest expense:
Employee compensation, incentives, and benefits	79,019	74,466	73,713	76,752	81,796	6%	(3)%
Other (d)	131,994	127,658	118,714	115,602	116,773	3%	13%
Total noninterest expense	211,013	202,124	192,427	192,354	198,569	4%	6%
Income before income taxes	$25,551	$183,867	$175,361	$168,793	$147,041	(86)%	(83)%
PPNR (e)	170,986	198,237	195,832	186,569	160,483	(14)%	7%

Balance Sheet (millions)
Average loans	$29,608	$29,722	$28,958	$27,533	$26,107	*	13%
Average other earning assets	48	53	47	47	39	(9)%	23%
Total average earning assets	29,656	29,775	29,005	27,580	26,146	*	13%
Total average deposits	30,579	30,413	30,044	29,954	29,590	1%	3%
Total period-end deposits	30,728	30,593	30,060	30,272	30,354	*	1%
Total period-end assets	35,108	32,889	33,149	31,333	29,537	7%	19%

Key Statistics
Return on average assets (quarters are annualized) (f)	0.26%	1.72%	1.67%	1.71%	1.59%
Return on allocated equity (f) (g)	2.80%	18.19%	17.56%	17.43%	15.59%
Fee income to total revenue (f)	21.43%	22.37%	22.09%	21.50%	20.34%
Efficiency ratio (f)	55.24%	50.49%	49.56%	50.76%	55.30%
Net interest margin (h)	4.10%	4.17%	4.16%	4.35%	4.47%
Net interest spread	3.65%	3.77%	3.82%	3.99%	3.98%
Loan average yield	4.24%	4.50%	4.68%	4.88%	4.86%
Deposit average rate	0.59%	0.73%	0.86%	0.89%	0.88%
Regional banking net charge-offs/(recoveries)	$8,119	$5,886	$17,074	$7,841	$5,540	38%	47%
Financial center locations (i)	269	269	270	292	292	*	(8)%
Certain previously reported amounts have been reclassified to agree with current presentation.
NM - Not meaningful
* Amount is less than one percent

(a)	1Q20 increase in provision expense primarily associated with a sudden, steep decline in the economic forecast attributable to the COVID-19 pandemic.

(b)	Variability is driven by seasonality and changes in consumer behavior.

(c)
Increase beginning in 2Q19 due in large part to higher fees from derivative sales; 4Q19 and 3Q19 include an increase in collections from CBF loans charged off prior to acquisition, under ASU 2016-13 (CECL) these collections are no longer recognized as part of fee income, but are accounted for as reductions of provision.

(d)
1Q20 includes a $9.1 million increase in the expense on unfunded commitments due to a sudden, steep decline in the economic forecast attributable to the COVID-19 pandemic; 4Q19 increase due in large part to higher strategic investments in technology and advertising.

(e)	Pre-provision net revenue is not a GAAP number but is used in regulatory stress test reporting. The presentation of PPNR in this Financial Supplement follows the regulatory definition.

(f)	See Glossary of Terms for definitions of Key Ratios.

(g)	Segment equity is allocated based on an internal allocation methodology.

(h)	Net interest margin is computed using total NII adjusted for FTE assuming a statutory federal income tax rate of 21 percent, and, where applicable, state income taxes.

(i)	3Q19 decrease driven by restructuring, repositioning, and efficiency initiatives.

FHN FIXED INCOME
Quarterly, Unaudited

						1Q20 Changes vs.
	1Q20	4Q19	3Q19	2Q19	1Q19	4Q19	1Q19

Income Statement (thousands)
Net interest income	$10,914	$7,232	$5,311	$6,171	$7,332	51%	49%
Noninterest income:
Fixed income product revenue (a)	78,354	65,772	63,646	54,533	44,472	19%	76%
Other	17,369	15,413	14,163	11,089	9,335	13%	86%
Total noninterest income	95,723	81,185	77,809	65,622	53,807	18%	78%
Noninterest expense (b)	81,063	62,090	67,576	55,534	50,533	31%	60%
Income before income taxes	$25,574	$26,327	$15,544	$16,259	$10,606	(3)%	NM
Fixed income product average daily revenue	$1,264	$1,061	$994	$866	$729	19%	73%

Balance Sheet (millions)
Average trading inventory	$1,831	$1,263	$1,390	$1,563	$1,443	45%	27%
Average loans held-for-sale	491	477	367	528	571	3%	(14)%
Average other earning assets	949	829	709	670	491	14%	93%
Total average earning assets	3,271	2,569	2,466	2,761	2,505	27%	31%
Total period-end assets	3,965	2,987	3,323	3,232	3,094	33%	28%

Key Statistics
Return on average assets (b)	2.08%	2.65%	1.63%	1.59%	1.16%
Return on allocated equity (b) (c)	37.12%	39.92%	23.61%	24.64%	16.56%
Efficiency ratio (b)	76.02%	70.22%	81.30%	77.35%	82.65%
Net interest margin (d)	1.36%	1.15%	0.88%	0.92%	1.19%
Certain previously reported amounts have been reclassified to agree with current presentation.
NM - Not meaningful

(a)	1Q20 includes elevated levels of commissionable revenues, partially offset by elevated levels of trading losses driven by extreme volatility in March 2020.

(b)	3Q19 includes a $7.5 million unfavorable adjustment associated with the net impact of the resolution of legal matters.

(b)	See Glossary of Terms for definitions of Key Ratios.

(c)	Segment equity is allocated based on an internal allocation methodology.

(d)	Net interest margin is computed using total NII adjusted for FTE assuming a statutory federal income tax rate of 21 percent, and, where applicable, state income taxes.

FHN CORPORATE
Quarterly, Unaudited

						1Q20 Changes vs.
	1Q20	4Q19	3Q19	2Q19	1Q19	4Q19	1Q19

Income Statement (thousands)
Net interest income/(expense)	$(13,359)	$(12,826)	$(13,339)	$(7,146)	$(7,914)	(4)%	(69)%
Noninterest income excluding securities gains/(losses) (a)	(3,743)	11,249	7,262	9,352	13,322	NM	NM
Securities gains/(losses), net	25	(3)	97	49	31	NM	(19)%
Noninterest expense (b)	15,449	59,210	43,217	56,873	41,779	(74)%	(63)%
Income/(loss) before income taxes	$(32,526)	$(60,790)	$(49,197)	$(54,618)	$(36,340)	46%	10%

Average Balance Sheet (millions)
Average investment securities	$4,446	$4,432	$4,389	$4,568	$4,594	*	(3)%
Total earning assets	$5,010	$4,980	$4,916	$5,295	$6,463	1%	(22)%

Deferred Compensation (thousands)
Other Income	$(9,507)	$3,339	$472	$1,938	$5,474	NM	NM
Employee compensation, incentives, and benefits	$(10,548)	$3,846	$567	$2,150	$6,221	NM	NM
Estimated effective duration of securities portfolio 1.3 years in 1Q20 compared to 3.0 years in 4Q19
Certain previously reported amounts have been reclassified to agree with current presentation.
NM - Not Meaningful
* Amount is less than one percent.

(a)
Variability in quarterly balances driven by fluctuations in deferred compensation income driven by equity market valuations and mirrored by changes in deferred compensation expense which is included in employee compensation expense; 3Q19 includes $1.0 million of gains on the sales of buildings.

(b)
Refer to the Acquisition, Restructuring, and Rebranding expense tables on page 9 for additional information about variability in quarterly balances; 4Q19 includes $11.0 million of charitable contributions; 3Q19 includes $4.0 million of valuation adjustments associated with derivatives related to prior sales of Visa Class B shares.

FHN NON-STRATEGIC
Quarterly, Unaudited

						1Q20 Changes vs.
	1Q20	4Q19	3Q19	2Q19	1Q19	4Q19	1Q19

Income Statement (thousands)
Net interest income	$5,119	$6,179	$6,221	$7,136	$9,067	(17)%	(44)%
Provision/(provision credit) for loan losses (a)	(435)	(4,370)	(5,471)	(4,776)	(4,442)	90%	90%
Noninterest income (b)	880	1,323	791	1,496	856	(33)%	3%
Noninterest expense (c)	3,794	4,023	4,452	(4,367)	5,209	(6)%	(27)%
Income before income taxes	$2,640	$7,849	$8,031	$17,775	$9,156	(66)%	(71)%

Average Balance Sheet (millions)
Loans	$786	$852	$935	$1,011	$1,087	(8)%	(28)%
Other assets	53	68	66	77	88	(22)%	(40)%
Total assets	839	920	1,001	1,088	1,175	(9)%	(29)%

Key Statistics
Return on average assets (d)	0.95%	2.55%	2.40%	4.93%	2.38%
Return on allocated equity (d) (e)	15.76%	37.12%	32.45%	64.83%	26.22%
Fee income to total revenue (d)	14.67%	17.64%	11.28%	17.33%	8.63%
Efficiency ratio (d)	63.24%	53.63%	63.49%	NM	52.49%
Net interest margin (f)	2.42%	2.68%	2.47%	2.65%	3.11%
Net charge-offs/(recoveries)	$(908)	$(3,044)	$(2,474)	$(2,679)	$(1,027)	70%	12%
Certain previously reported amounts have been reclassified to agree with current presentation.
NM - Not meaningful

(a)	1Q20 increase in provision expense primarily associated with a sudden, steep decline in the economic forecast attributable to the COVID-19 pandemic.

(b)	2Q19 includes $1.1 million of gains from the reversal of previous valuation adjustments due to the sales and payoff of TRUPS loans.
(c) 2Q19 includes an $8.3 million expense reversal related to the settlement of litigation matters.

(d)	See Glossary of Terms for definitions of Key Ratios.

(e)	Segment equity is allocated based on an internal allocation methodology.

(f)	Net interest margin is computed using total NII adjusted for FTE assuming a statutory federal income tax rate of 21 percent, and, where applicable, state income taxes.

FHN ASSET QUALITY: CONSOLIDATED
Quarterly, Unaudited

1Q20 Changes vs.
(Dollars in thousands)	1Q20	4Q19	3Q19	2Q19	1Q19	4Q19	1Q19

Allowance for Loan Losses Walk-Forward
Beginning reserve	$200,307	$193,149	$192,749	$184,911	$180,424	4%	11%
ASU Adoption 2016-13 (a)	106,394	—	—	—	—	NM	NM
Provision/(provision credit) for loan losses (a)	145,000	10,000	15,000	13,000	9,000	NM	NM
Charge-offs	(13,453)	(11,646)	(24,337)	(12,223)	(10,527)	(16)%	(28)%
Recoveries	6,242	8,804	9,737	7,061	6,014	(29)%	4%
Ending balance	$444,490	$200,307	$193,149	$192,749	$184,911	NM	NM
Reserve for unfunded commitments (b)	39,303	6,101	6,890	7,524	8,014	NM	NM
Total allowance for loan losses plus reserve for unfunded commitments	$483,793	$206,408	$200,039	$200,273	$192,925	NM	NM

Allowance for Loan Losses (a) (c)
Regional Banking	$413,552	$182,730	$174,246	$170,849	$160,914	NM	NM
Non-Strategic	30,938	17,577	18,903	21,900	23,997	76%	29%
Total allowance for loan losses	$444,490	$200,307	$193,149	$192,749	$184,911	NM	NM

Nonperforming Assets
Regional Banking
Nonperforming loans (d)	$142,916	$113,187	$118,506	$145,265	$115,977	26%	23%
OREO	10,278	12,347	13,408	13,251	16,698	(17)%	(38)%
Total Regional Banking	$153,194	$125,534	$131,914	$158,516	$132,675	22%	15%
Non-Strategic
Nonperforming loans	$45,595	$47,651	$52,346	$57,654	$63,960	(4)%	(29)%
Nonperforming loans held-for-sale after fair value adjustments	3,611	4,047	4,199	4,514	5,219	(11)%	(31)%
OREO	3,603	3,313	4,408	3,342	3,978	9%	(9)%
Total Non-Strategic	$52,809	$55,011	$60,953	$65,510	$73,157	(4)%	(28)%
Corporate
Nonperforming loans	$1,302	$1,327	$1,643	$1,667	$1,687	(2)%	(23)%
Total nonperforming assets	$207,305	$181,872	$194,510	$225,693	$207,519	14%	*

Net Charge-Offs
Regional Banking	$8,119	$5,886	$17,074	$7,841	$5,540	38%	47%
Non-Strategic	(908)	(3,044)	(2,474)	(2,679)	(1,027)	70%	12%
Total net charge-offs/(recoveries)	$7,211	$2,842	$14,600	$5,162	$4,513	NM	60%

Consolidated Key Ratios (e)
30+ Delinq. % (f)	0.19%	0.19%	0.23%	0.20%	0.23%
NPL %	0.57	0.52	0.55	0.69	0.65
NPA %	0.61	0.57	0.61	0.74	0.72
Net charge-offs % (g)	0.10	0.04	0.19	0.07	0.07
Allowance / loans % (a)	1.33	0.64	0.62	0.65	0.66
Allowance / NPL (a)	2.34	x	1.24	x	1.12	x	0.94	x	1.02	x
Allowance / NPA (a)	2.18	x	1.13	x	1.01	x	0.87	x	0.91	x
Allowance / net charge-offs	15.33	x	17.76	x	3.33	x	9.31	x	10.10	x

Other
Loans past due 90 days or more and still accruing (h)	$20,340	$28,343	$27,182	$28,663	$30,896	(28)%	(34)%
Guaranteed portion (h)	5,165	6,417	6,028	5,628	5,725	(20)%	(10)%
Period-end loans, net of unearned income (millions)	33,378	31,061	31,261	29,713	27,990	7%	19%
30+ delinquencies (thousands)	$62,642	$57,911	$70,675	$58,861	$63,693	8%	(2)%
NM - Not meaningful
* Amount is less than one percent.

(a)	1Q20 increase in ALLL and allowance ratios is due to a sudden, steep decline in the economic forecast attributable to the COVID-19 pandemic and the adoption of CECL.

(b)	1Q20 increase is due to the adoption of CECL ($24.0 million) and a sudden, steep decline in the economic forecast attributable to the COVID-19 pandemic ($9.2 million).

(c)	In 2Q19, the Home Builder Finance ("HBF") portfolio was retrospectively reclassified from the Regional Banking segment to the Non-Strategic segment.

(d)	3Q19 decrease in nonperforming loans was primarily driven by one mortgage warehouse lending relationship that converted to the underlying collateral.

(e)	See Glossary of Terms for definitions of Consolidated Key Ratios.

(f)	30+ Delinquency % includes all accounts delinquent more than one month and still accruing interest.

(g)	3Q19 increase in charge-offs as a percentage of loans was primarily driven by two credits.

(h)	Includes loans held-for-sale.

FHN ASSET QUALITY: CONSOLIDATED
Quarterly, Unaudited

											1Q20 Changes vs.
	1Q20		4Q19		3Q19		2Q19		1Q19		4Q19	1Q19

Key Portfolio Details
C&I (a)
Period-end loans ($ millions)	$22,124		$20,051		$20,294		$19,054		$17,176		10%	29%
30+ Delinq. % (b) (c)	0.08%		0.05%		0.11%		0.05%		0.07%
NPL % (d)	0.43		0.37		0.38		0.56		0.44
Charge-offs % (qtr. annualized) (e)	0.12		0.07		0.32		0.14		0.06
Allowance / loans % (f)	1.15%		0.61%		0.56%		0.61%		0.60%
Allowance / net charge-offs	10.88	x	9.25	x	1.87	x	4.77	x	11.26	x

Commercial Real Estate (a)
Period-end loans ($ millions)	$4,640		$4,337		$4,229		$3,861		$3,947		7%	18%
30+ Delinq. % (b)	0.01%		0.02%		0.04%		0.07%		0.04%
NPL %	0.05		0.04		0.05		0.07		0.07
Charge-offs % (qtr. annualized)	0.00		NM		0.02		0.02		0.04
Allowance / loans % (f)	1.03%		0.83%		0.84%		0.85%		0.87%
Allowance / net charge-offs	NM		NM		47.70	x	39.25	x	22.50	x

Consumer Real Estate (g)
Period-end loans ($ millions)	$6,119		$6,177		$6,245		$6,303		$6,361		(1)%	(4)%
30+ Delinq. % (b) (h)	0.66%		0.70%		0.68%		0.66%		0.70%
NPL %	1.49		1.39		1.50		1.50		1.63
Charge-offs % (qtr. annualized)	NM		NM		NM		NM		NM
Allowance / loans % (f)	2.01%		0.46%		0.49%		0.50%		0.54%
Allowance / net charge-offs	NM		NM		NM		NM		NM

Credit Card and Other
Period-end loans ($ millions)	$495		$496		$493		$495		$506		*	(2)%
30+ Delinq. % (b)	0.99%		0.93%		0.94%		1.06%		1.20%
NPL %	0.07		0.07		0.07		0.09		0.09
Charge-offs % (qtr. annualized)	2.12		2.29		2.10		2.17		2.44
Allowance / loans % (f)	3.91%		2.68%		2.58%		2.46%		2.50%
Allowance / net charge-offs	1.83	x	1.14	x	1.21	x	1.13	x	1.01	x
NM - Not meaningful
* Amount is less than one percent.

(a)
In 3Q19, FHN reclassified approximately $410 million of regional banking market investor CRE loans from the C&I portfolio to the CRE portfolio. The reclassification did not have an impact on FHN’s consolidated balance sheet and the impact to the consolidated financial statements from the effect on the allowance for loan losses is immaterial. No adjustments were made to prior periods as the impact of the reclassification, including the effect on the allowance for loan losses was deemed to be immaterial in all periods.

(b)	30+ Delinquency % includes all accounts delinquent more than one month and still accruing interest.

(c)	1Q20 increase in delinquencies as a percentage of total loans was primarily driven by two credits; 3Q19 increase in delinquencies as a percentages of total loans was primarily driven by one credit.

(d)	1Q20 increase in NPLs as a percentage of total loans was primarily driven by one credit; 2Q19 increase in NPLs as a percentage of total loans was primarily driven by one credit.

(e)
1Q20 increase in charge-offs as a percentage of total loans was primarily driven by one credit; 3Q19 increase in charge-offs as a percentage of loans was primarily driven by two credits; 2Q19 increase in charge-offs as a percentage of total loans was primarily driven by one credit.

(f)	1Q20 increase in allowance as a percentage of total loans was driven by a sudden, steep decline in the economic forecast attributable to the COVID-19 pandemic and the adoption of CECL.

(g)	In 1Q20, the Permanent Mortgage portfolio was combined into Consumer Real Estate portfolio, all prior periods were revised for comparability.

(h)	3Q19 increase in delinquencies as a percentage of total loans was primarily driven by two credits.

FHN ASSET QUALITY: REGIONAL BANKING
Quarterly, Unaudited

1Q20 Changes vs.
1Q20	4Q19	3Q19	2Q19	1Q19	4Q19	1Q19

Total Regional Banking (a)
Period-end loans ($ millions)	$32,591	$30,213	$30,345	$28,711	$26,898	8%	21%
30+ Delinq. % (c) (d)	0.15%	0.14%	0.18%	0.15%	0.17%
NPL % (e)	0.44	0.37	0.39	0.51	0.43
Charge-offs % (qtr. annualized) (f)	0.11	0.08	0.23	0.11	0.09
Allowance / loans % (g)	1.27%	0.60%	0.57%	0.60%	0.60%
Allowance / net charge-offs	12.66	x	7.82	x	2.57	x	5.43	x	7.16	x

Key Portfolio Details
C&I (a) (b)
Period-end loans ($ millions)	$21,798	$19,721	$19,962	$18,710	$16,812	11%	30%
30+ Delinq. % (c) (d)	0.07%	0.05%	0.11%	0.05%	0.06%
NPL % (e)	0.44	0.38	0.37	0.56	0.43
Charge-offs % (qtr. annualized) (f)	0.12	0.07	0.33	0.14	0.06
Allowance / loans % (g)	1.12%	0.62%	0.57%	0.61%	0.61%
Allowance / net charge-offs	10.45	x	9.23	x	1.87	x	4.73	x	10.98

Commercial Real Estate (a) (b)
Period-end loans ($ millions)	$4,608	$4,292	$4,172	$3,787	$3,867	7%	19%
30+ Delinq. % (c)	0.01%	0.02%	0.04%	0.07%	0.04%
NPL %	0.05	0.04	0.05	0.07	0.07
Charge-offs % (qtr. annualized)	—	NM	0.02	0.02	0.04
Allowance / loans % (g)	1.02%	0.79%	0.79%	0.77%	0.80%
Allowance / net charge-offs	NM	NM	43.95	34.79	20.16

Consumer Real Estate (a) (h)
Period-end loans ($ millions)	$5,717	$5,738	$5,763	$5,776	$5,784	*	(1)%
30+ Delinq. % (c)	0.51%	0.50%	0.48%	0.50%	0.53%
NPL % (i)	0.78	0.65	0.74	0.66	0.71
Charge-offs % (qtr. annualized)	NM	NM	NM	NM	0.04
Allowance / loans % (g)	1.80%	0.23%	0.26%	0.25%	0.26%
Allowance / net charge-offs	NM	NM	NM	NM	6.20

Credit Card and Other
Period-end loans ($ millions)	$468	$462	$448	$438	$435	1%	8%
30+ Delinq. % (c)	0.90%	0.69%	0.65%	0.66%	0.64%
NPL %	0.02	0.01	0.01	0.01	0.01
Charge-offs % (qtr. annualized)	2.14	2.32	2.02	1.84	2.10
Allowance / loans % (g)	4.06%	2.87%	2.83%	2.77%	2.87%
Allowance / net charge-offs	1.89	x	1.21	x	1.40	x	1.51	x	1.37	x

ASSET QUALITY: CORPORATE

Consumer Real Estate (h)
Period-end loans ($ millions)	$31	$31	$34	$35	$38	*	(18)%
30+ Delinq. % (c)	5.39%	5.29%	5.00%	4.03%	4.54%
NPL %	4.25	4.22	4.90	4.79	4.49
Charge-offs % (qtr. annualized)	NM	NM	NM	NM	NM
Allowance / loans %	NM	NM	NM	NM	NM
Allowance / net charge-offs	NM	NM	NM	NM	NM
NM - Not meaningful
* Amount is less than one percent.

(a)	In 2Q19, the HBF portfolio was retrospectively reclassified through 2Q18 from the Regional Banking segment to the Non-Strategic segment.

(b)
In 3Q19, FHN prospectively reclassified approximately $410 million of regional banking market investor CRE loans from the C&I portfolio to the CRE portfolio. The reclassification did not have an impact on FHN’s consolidated balance sheet and the impact to the consolidated financial statements from the effect on the allowance for loan losses was immaterial.

(c)	30+ Delinquency % includes all accounts delinquent more than one month and still accruing interest.

(d)	1Q20 increase in delinquencies as a percentage of total loans was primarily driven by two credits; 3Q19 increase in delinquencies as a percentage of total loans was primarily driven by one credit.

(e)	1Q20 increase in NPLs as a percentage of total loans was primarily driven by one credit; 2Q19 increase in NPLs as a percentage of total loans was primarily driven by one credit.

(f)
1Q20 charge-offs as a percentage of total loans was primarily driven by one credit; 3Q19 increase in charge-offs as a percentage of loans was primarily driven by two credits; 2Q19 increase in charge-offs as a percentage of total loans was primarily driven by one credit.

(g)	1Q20 increase in allowance as a percentage of total loans was driven by a sudden, steep decline in the economic forecast attributable to the COVID-19 pandemic and the adoption of CECL.

(h)	In 1Q20, the Permanent Mortgage portfolio was combined into Consumer Real Estate portfolio, all prior periods were revised for comparability.

(i)	1Q20 increase in NPL as a percentage of total loans as primarily driven by one credit.

FHN ASSET QUALITY: NON-STRATEGIC
Quarterly, Unaudited

1Q20 Changes vs.
1Q20	4Q19	3Q19	2Q19	1Q19	4Q19	1Q19

Total Non-Strategic (a)
Period-end loans ($ millions)	$756	$817	$882	$967	$1,054	(7)%	(28)%
30+ Delinq. % (b)	1.56%	1.72%	1.67%	1.42%	1.63%
NPL %	6.03	5.83	5.93	5.96	6.06
Charge-offs % (qtr. annualized)	NM	NM	NM	NM	NM
Allowance / loans % (c)	4.09%	2.15%	2.14%	2.27%	2.27%
Allowance / net charge-offs	NM	NM	NM	NM	NM

Key Portfolio Details
Commercial (a)
Period-end loans ($ millions)	$358	$375	$388	$418	$444	(5)%	(19)%
30+ Delinq. % (b) (d)	0.45%	—%	—%	—%	0.38%
NPL %	—	—	0.70	0.66	0.64
Charge-offs % (qtr. annualized)	—	—	—	0.02	NM
Allowance / loans % (c)	2.95%	0.65%	0.77%	1.20%	1.10%
Allowance / net charge-offs	NM	NM	NM	56.57	NM

Consumer Real Estate (a) (e)
Period-end loans ($ millions)	$371	$407	$449	$492	$540	(9)%	(31)%
30+ Delinq. % (b) (f)	2.56%	3.10%	2.91%	2.30%	2.26%
NPL %	12.19	11.63	10.98	11.07	11.26
Charge-offs % (qtr. annualized)	NM	NM	NM	NM	NM
Allowance / loans % (c)	5.40%	3.71%	3.54%	3.42%	3.51%
Allowance / net charge-offs	NM	NM	NM	NM	NM

Other Consumer
Period-end loans ($ millions)	$27	$35	$45	$57	$70	(23)%	(61)%
30+ Delinq. % (b)	2.60%	4.05%	3.78%	4.21%	4.61%
NPL %	0.94	0.85	0.72	0.72	0.56
Charge-offs % (qtr. annualized)	1.82	1.83	2.84	4.41	4.35
Allowance / loans % (c)	1.21%	0.09%	0.09%	0.09%	0.20%
Allowance / net charge-offs	0.58	x	0.04	x	0.03	x	0.02	0.04
NM - Not meaningful

(a)	In 2Q19, the HBF portfolio was retrospectively reclassifed from Regional Banking segment to the Non-Strategic segment.

(b)	30+ Delinquency % includes all accounts delinquent more than one month and still accruing interest.

(c)	1Q20 increase in allowance as a percentage of total loans was driven by a sudden, steep decline in the economic forecast attributable to the COVID-19 pandemic and the adoption of CECL.

(d)	1Q20 increase in delinquencies as a percentage of total loans was primarily driven by one credit

(e)	In 1Q20, the Permanent Mortgage portfolio was combined into Consumer Real Estate portfolio, all prior periods were revised for comparability.

(f)	3Q19 increase in delinquencies as a percentage of total loans was primarily drive by two credits.

FHN NON-GAAP TO GAAP RECONCILIATION
Quarterly, Unaudited

(Dollars and shares in thousands, except per share data)	1Q20	4Q19	3Q19	2Q19	1Q19

Tangible Common Equity (Non-GAAP)
(A) Total equity (GAAP)	$5,055,580	$5,076,008	$4,996,043	$4,926,081	$4,846,521
Less: Noncontrolling interest (a)	295,431	295,431	295,431	295,431	295,431
Less: Preferred stock (a)	95,624	95,624	95,624	95,624	95,624
(B) Total common equity	$4,664,525	$4,684,953	$4,604,988	$4,535,026	$4,455,466
Less: Intangible assets (GAAP) (b)	1,557,679	1,562,987	1,569,193	1,575,399	1,581,605
(C) Tangible common equity (Non-GAAP)	$3,106,846	$3,121,966	$3,035,795	$2,959,627	$2,873,861

Tangible Assets (Non-GAAP)
(D) Total assets (GAAP)	$47,197,378	$43,310,900	$43,717,684	$42,171,770	$41,099,003
Less: Intangible assets (GAAP) (b)	1,557,679	1,562,987	1,569,193	1,575,399	1,581,605
(E) Tangible assets (Non-GAAP)	$45,639,699	$41,747,913	$42,148,491	$40,596,371	$39,517,398

Average Tangible Common Equity (Non-GAAP)
(F) Average total equity (GAAP)	$5,002,394	$5,039,868	$4,962,341	$4,869,161	$4,809,235
Less: Average noncontrolling interest (a)	295,431	295,431	295,431	295,431	295,431
Less: Average preferred stock (a)	95,624	95,624	95,624	95,624	95,624
(G) Total average common equity	$4,611,339	$4,648,813	$4,571,286	$4,478,106	$4,418,180
Less: Average intangible assets (GAAP) (b)	1,560,340	1,566,079	1,572,312	1,578,505	1,584,694
(H) Average tangible common equity (Non-GAAP)	$3,050,999	$3,082,734	$2,998,974	$2,899,601	$2,833,486

Annualized Net Income/(loss) Available to Common Shareholders
(I) Net income /(loss) available to common shareholders (annualized) (GAAP)	$48,545	$463,483	$434,469	$438,562	$401,642

Period-end Shares Outstanding
(J) Period-end shares outstanding	311,863	311,469	311,180	312,478	315,361

Ratios
(I)/(G) Return on average common equity (“ROCE”) (GAAP)	1.05%	9.97%	9.50%	9.79%	9.09%
(I)/(H) Return on average tangible common equity (“ROTCE”) (Non-GAAP)	1.59%	15.03%	14.49%	15.12%	14.17%
(A)/(D) Total equity to total assets (GAAP)	10.71%	11.72%	11.43%	11.68%	11.79%
(C)/(E) Tangible common equity to tangible assets (“TCE/TA”) (Non-GAAP)	6.81%	7.48%	7.20%	7.29%	7.27%
(B)/(J) Book value per common share (GAAP)	$14.96	$15.04	$14.80	$14.51	$14.13
(C)/(J) Tangible book value per common share (Non-GAAP)	$9.96	$10.02	$9.76	$9.47	$9.11

(a)	Included in Total equity on the Consolidated Balance Sheet.

(b)	Includes goodwill and other intangible assets, net of amortization.

FHN GLOSSARY OF TERMS

Average Assets for Leverage: The amount of assets a company uses to calculate the leverage ratio, which includes average total assets less disallowed portions of goodwill, other intangibles, and deferred tax assets, as well as certain other regulatory adjustments made to tier 1 capital.

Common Equity Tier 1 Ratio: Ratio consisting of common equity adjusted for certain unrealized gains/(losses) on available-for-sale securities, less disallowed portions of goodwill, other intangibles, and deferred tax assets as well as certain other regulatory deductions divided by risk-weighted assets.

Core Businesses: Management considers regional banking, fixed income, and corporate as FHN’s core businesses. Non-strategic has legacy assets and operations that are being wound down.

Current Expected Credit Loss (“CECL”): New accounting standard that focuses on estimation of expected losses over the life of the loans which is measured by the difference between amortized cost and the net amount expected to be collected.

Fully Taxable Equivalent (“FTE”): Reflects the amount of tax-exempt income adjusted to a level that would yield the same after-tax income had that income been subject to taxation.

Market-Indexed Deposits: Deposits with pricing tied to an index not administered by FHN. For FHN these are comprised of insured network deposits, correspondent banking deposits, and trust/sweep deposits.

Market-Indexed Deposits: Deposits with pricing tied to an index not administered by FHN. For FHN these are comprised of insured network deposits, correspondent banking deposits, and trust/sweep deposits.

Paycheck Protection Program (“PPP”): The Paycheck Protection Program is a loan designed to provide direct incentive for small businesses to keep their workers on the payroll. Loans guaranteed under the PPP will be 100 percent guaranteed by the Small Business Administration ("SBA"), and the full principal amount of the loans may qualify for loan forgiveness if all employees are kept on the payroll for eight weeks and the money is used for payroll, rent, mortgage interest, or utilities.

Tier 1 Capital Ratio: Ratio consisting of shareholders’ equity adjusted for certain unrealized gains/(losses) on available-for-sale securities, plus qualifying portions of noncontrolling interests, less disallowed portions of goodwill, other intangible assets, and deferred tax assets as well as certain other regulatory deductions divided by risk-weighted assets.

 Key Ratios

Return on Average Assets: Ratio is annualized net income to average total assets.

Return on Average Common Equity: Ratio is annualized net income available to common shareholders to average common equity.

Return on Average Tangible Common Equity: Ratio is annualized net income available to common shareholders to average tangible common equity.

Fee Income to Total Revenue: Ratio is fee income excluding securities gains/(losses) to total revenue excluding securities gains/(losses).

Efficiency Ratio: Ratio is noninterest expense to total revenue excluding securities gains/(losses).

Leverage Ratio: Ratio is tier 1 capital to average assets for leverage.

Asset Quality - Consolidated Key Ratios

NPL %: Ratio is nonperforming loans in the loan portfolio to total period-end loans.

NPA %: Ratio is nonperforming assets related to the loan portfolio to total period-end loans plus foreclosed real estate and other assets.

Net charge-offs %: Ratio is annualized net charge-offs to total average loans.

Allowance / loans: Ratio is allowance for loan losses to total period-end loans.

Allowance / NPL: Ratio is allowance for loan losses to nonperforming loans in the loan portfolio.

Allowance / NPA: Ratio is allowance for loan losses to nonperforming assets related to the loan portfolio.

Allowance / charge-offs: Ratio is allowance for loan losses to annualized net charge-offs.